EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Catasys, Inc.

Los Angeles, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 Nos. 333-121634, 333-123772, 333-128544, 333-128931, 333-140114, 333-140593, 333-140594, 333-145906, 333-147188, and 333-153053 and on Form S-8 Nos. 333-123773, 333-136446, 333-149766, 333-153054, 333-173659 and 333-173662 of Catasys, Inc. of our report dated March 30, 2015, with respect to the financial statements of Catasys, Inc. as of and for the years ended December 31, 2014 and 2013, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ Rose, Snyder & Jacobs LLP

Encino, California

March 30, 2015